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                                                                     Exhibit 2.5


                             CONTRIBUTION AGREEMENT

                                  by and among

                       GENERAL MARITIME SHIP HOLDINGS LTD.

                            GENERAL MARITIME I, L.P.

                THE LIMITED PARTNERS OF GENERAL MARITIME I, L.P.

                         GENERAL MARITIME I CORPORATION

                            (a Delaware corporation)

            as the sole stockholder of GENERAL MARITIME I CORPORATION

                        (a Marshall Islands corporation)

                             PETER C. GEORGIOPOULOS

               as the sole stockholder of GMC ADMINISTRATION LTD.

                         GENERAL MARITIME I CORPORATION

             as Managing General Partner of GENERAL MARITIME I, L.P.

                                       and

                             GMC ADMINISTRATION LTD.

          as Administrative General Partner of GENERAL MARITIME I, L.P.

                            Dated as of May 25, 2001

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                             CONTRIBUTION AGREEMENT

            THIS CONTRIBUTION AGREEMENT (this "Agreement"), is made as a Deed, is dated as of May 25, 2001 and is by and among General Maritime Ship Holdings Ltd., a Marshall Islands corporation (to be renamed General Maritime Corporation on or about the Closing Date, "Purchaser"), General Maritime I, L.P., a Cayman Islands limited partnership (the "Partnership") by its Managing General Partner, the parties listed under the heading "LP Sellers" on the signature pages hereto (the "LP Sellers"), Peter C. Georgiopoulos, an individual with a business address of 35 West 56th Street New York, NY 10019 ("Georgiopoulos"), General Maritime I Corporation, a Delaware corporation ("MGP Stockholder") and together with Georgiopoulos and the LP Sellers, the "Sellers"), General Maritime I Corporation, a Marshall Islands corporation, in its capacity as Managing General Partner of the Partnership (the "Managing General Partner"), and GMC Administration Ltd., a Cayman Islands exempted company, in its capacity as Administrative General Partner of the Partnership (the "Administrative General Partner" and, together with the Managing General Partner, the "General Partners"). Purchaser, the Sellers, and the General Partners are sometimes individually referred to herein as a "Party" and together as the "Parties."

                                    RECITALS

A. The LP Sellers are all of the limited partners of the Partnership and owners of all of the Interests (as hereinafter defined).

B. Georgiopoulos owns, directly, all shares of the issued share capital (the "AGP Shares") of the Administrative General Partner and all shares of the outstanding capital stock of MGP Stockholder.

C. MGP Stockholder owns, directly, all shares of the outstanding capital stock (the "MGP Shares", and together with the AGP Shares, the "General Partner Shares") of the Managing General Partner.

D. The Partnership owns all of the issued and outstanding share capital of each entity listed in Schedule 1, (each an "SPV" and, together with the Partnership, the "Company") each of which owns a Vessel (as hereinafter defined).

E. Purchaser contemplates entering into a Recapitalization (as defined in the Plan of Recapitalization attached as Annex A (the "Plan of Recapitalization")) intended to create a company owning and operating a number of motor tankers, as further described in the Plan of Recapitalization.

F. As part of the Recapitalization, Purchaser desires to exchange shares ("Purchaser Shares") of the common stock of Purchaser, par value $.01 per share (the "Purchaser Stock") for all of the Interests and General Partner Shares on the terms and conditions set forth herein and therein (the "Exchange").

G. The Parties intend that the Exchange will be treated either as an "exchange" pursuant to Section 351 of the Internal Revenue Code of 1986, as amended (the "Code") or as part of a "reorganization" within the meaning of Section 368(a) of the Code.
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      NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Parties, intending to be legally bound, hereby agree as follows:

                                    ARTICLE 1
                                   Definitions

      1.1 "AGP Shares" shall have the meaning set forth in Recital B.

      1.2 "Balance Sheet" means the adjusted unaudited consolidated balance sheet of the Company as of March 31, 2001 previously delivered to Purchaser.

      1.3 "Closing" means the closing of the transactions contemplated hereby.

      1.4 "Closing Date" means the date on which the Closing occurs.

      1.5 "Closing Opinion" has the meaning set forth in Section 3.9.

      1.6 "Company" has the meaning set forth in Recital D.

      1.7 "Contracts" has the meaning set forth in Section 4.10.

      1.8 "Deed of Assignment and Adherence" means the Deed of Assignment and Adherence to be executed by each LP Seller, the Purchaser, the Administrative General Partner, and the Managing General Partner in substantially the form of Exhibit F.

      1.9 "Disclosure Schedule" means the disclosure schedules accompanying this Agreement which the Sellers have prepared.

      1.10 "Encumbrance" means any lien, pledge, mortgage, security interest, charge, restriction, adverse claim or other encumbrance of any kind or nature whatsoever.

      1.11 "Environmental Claim" means any claim, allegation, action, cause of action, investigation, removal, remedial activity, or notice by any person or entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by the Company or the violation or alleged violation of any Environmental Law.

      1.12 "Environmental Law" means any Law or legally binding and enforceable treaty or convention concerning the environment or human health, or activities that might threaten or result in damage to the environment or human health, or any Law that is concerned in whole or in part with the environment or human health and with protecting or improving the quality of the environment or human health and includes, but is not limited to, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, the Oil Pollution Act of 1990, each of the foregoing as amended or supplemented from time to time.


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      1.13 "Escrow Agent" has the meaning assigned to such term in the Plan of
Recapitalization.

      1.14 "Escrow Agreement" means the Escrow Agreement by and among Purchaser, the Sellers, and the other parties thereto, in substantially the form of Exhibit E with such changes thereto as may reasonably be required by the Escrow Agent.

      1.15 "Financial Statements" means the audited consolidated balance sheet and statements of earnings, partners' equity and cash flows of the Company as of, and for each of the fiscal years ended December 31, 2000, 1999, and 1998.

      1.16 "GAAP" means United States generally accepted accounting principles, as in effect on the date of this Agreement, consistently applied.

      1.17 "General Partnership Shares" has the meaning set forth in Recital C.

      1.18 "Governmental Body" means any U.S. or foreign federal or national, state or provincial, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, political subdivision, court, tribunal, official arbitrator or arbitral body, in each case whether domestic or foreign.

      1.19 "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      1.20 "Indemnity Shares" means the Purchaser Shares to be held in the Indemnity Account as defined in Section 9(A)(iii) of the Plan of Recapitalization, the number of which are subject to adjustment pursuant to the remainder of Section 9 of the Plan of Recapitalization.

      1.21 "Interests" mean the limited partnership interests in the Partnership held by Limited Partners.

      1.22 "Interim Financial Statements" means the unaudited consolidated financial statements of the Company as of, and for the period ended March 31, 2001 previously delivered to Purchaser.

      1.23 "IPO Price" means the price per share of Purchaser Stock fixed in the initial public offering of the Purchaser Stock.

      1.24 "Law" means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other legally enforceable requirement.

      1.25 "Licenses" has the meaning set forth in Section 4.14(b).

      1.26 "Limited Partner" means a limited partner of the Partnership.

      1.27 "Lockup Agreement" means the Lockup Agreement executed by the Sellers regarding the Purchaser Shares in the form of Exhibit A.


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      1.28 "Loss," in respect of any matter, means any loss, liability, cost, expense, judgment, settlement or damage arising, directly or indirectly, as a result of or in connection with such matter, including reasonable attorneys', consultants' and other advisors' fees and expenses, reasonable costs of investigating or defending any claim, action, suit or proceeding or of avoiding the same or the imposition of any judgment or settlement.

      1.29 "Majority in Interest" means LP Sellers holding a majority of the Interests.

      1.30 "MGP Shares" has the meaning set forth in Recital C.

      1.31 "MGP Stockholder" has the meaning set forth in the preamble.

      1.32 "Material Adverse Effect" means any material adverse effect on the Company's business, operations, assets, financial condition, liabilities, or results of operations or on the ability of any Seller to perform its obligations hereunder.

      1.33 "Materials of Environmental Concern" means chemicals, pollutants, contaminants, hazardous materials, hazardous substances and hazardous wastes, medical waste, toxic substances, petroleum and petroleum products, asbestos-containing materials, polychlorinated biphenyls, and any other chemicals, pollutants or substances regulated under any Environmental Law.

      1.34 "Partner" means a General Partner or a Limited Partner.

      1.35 "Partnership Agreement" means the Limited Partnership Agreement of the Partnership dated May 14, 1997, as amended to date.

      1.36 "Partnerships" means Ajax Limited Partnership, Ajax II, L.P., Boss, L.P., General Maritime I, L.P., General Maritime II, L.P., Harriet, L.P., and Pacific Tankship, L.P.

      1.37 "Person" means an individual, partnership, venture, unincorporated association, organization, syndicate, corporation, limited liability company, or other entity, trust and trustee, executor, administrator or other legal or personal representative or any government or any agency or political subdivision thereof.

      1.38 "Pre-Closing Period" means all taxable periods ending on or before the Closing Date and the portion ending on or before the Closing Date of any taxable period that includes (but does not end on) the Closing Date.

      1.39 "Purchaser Share" has the meaning set forth in Recital F.

      1.40 "Purchaser Stock" has the meaning set forth in Recital F.

      1.41 "Registration Rights Agreement" means the Registration Rights Agreement by and among the Sellers, Purchaser, and certain other parties regarding the Purchaser Shares in the form of Exhibit B.


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      1.42 "Returns" means returns, reports, and information statements with respect to Taxes required to be filed with any taxing authority, including consolidated, combined and unitary tax returns.

      1.43 "SPV" has the meaning set forth in Recital D.

      1.44 "Tax" or "Taxes" shall mean taxes, fees, levies, duties, tariffs, imposts and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any U.S. federal, state, local or non-U.S. taxing authority, including (a) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and (b) interest, penalties, additional taxes and additions to tax imposed with respect thereto.

      1.45 "Underwriting Agreement" means the Underwriting Agreement with respect to Purchaser Stock by and among Purchaser, Lehman Brothers Inc., ABN AMRO Rothschild, LLC and Jefferies & Company, Inc.

      1.46 "Vessel" means a motor tanker described in Schedule 2.

      1.47 "Waiver and Contribution Agreement" means the Waiver and Contribution Agreement to be executed by each Seller, substantially in the form of Exhibit C.

      1.48 Commonly Used Terms. Unless the context clearly indicates otherwise, the terms below mean the following:

            (a) "Hereof," "herein," and "hereinafter" refer to this Agreement.

            (b) "Including" means including, without limitation (whether or not so expressed).

            (c) References to Articles, Sections, Recitals, Exhibits, Annexes, and Schedules mean, respectively, Articles, Sections, Recitals, Exhibits, Annexes, and Schedules of this Agreement.

            (d) Words denoting the singular include the plural and vice versa.

            (e) "It" or "its" or words denoting any gender include all genders.

                                   ARTICLE 2
                             Exchange of Securities

      2.1 Generally. Subject to and upon the terms and conditions hereinafter set forth, at the Closing, and in reliance upon the representations and warranties contained in this Agreement or made pursuant hereto, (a) each LP Seller with full title guarantee shall sell, assign, transfer and deliver absolutely by the execution and delivery of the Deed of Assignment and Adherence to Purchaser, and Purchaser shall purchase and accept from each LP Seller, all of such LP Seller's Interests and all of such LP Seller's rights, title, and interest in the Interests free and


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clear of all Encumbrances, (b) Georgiopoulos with full title guarantee shall sell, assign, transfer and deliver absolutely to Purchaser, and Purchaser shall purchase and accept from Georgiopoulos all of the AGP Shares and all of Georgiopoulos' rights, title, and interest in the AGP Shares free and clear of all Encumbrances, and (c) MGP Stockholder with full title guarantee shall sell, assign, transfer and deliver absolutely to Purchaser, and Purchaser shall purchase and accept from MGP Stockholder all of the MGP Shares and all of MGP Stockholder's rights, title, and interest in the MGP Shares free and clear of all Encumbrances in each case in exchange for the number of Purchaser Shares specified pursuant to Section 2.2. The obligations of the Sellers in this
Section 2.1 are several, not joint.

      2.2 Plan of Recapitalization. The number of Purchaser Shares, timing of issuance, and all other aspects of the issuance of Purchaser Shares to each Seller in consideration of the sale, assignment, transfer, and delivery of all Interests and General Partner Shares to Purchaser shall be according to the terms and conditions specified in the Plan of Recapitalization, which is incorporated herein by reference and made a part hereof. Purchaser shall deposit 10% of the Purchaser Shares to which the Sellers are entitled in escrow in the Purchase Price Calculation Account as defined in Section 9(A)(iii) of the Plan of Recapitalization, which Purchaser Shares shall be distributed in accordance with the remainder of Section 9 of the Plan of Recapitalization. Purchaser shall deposit an additional 10% of the total number of Purchaser Shares to which each Seller is entitled under the Plan of Recapitalization in escrow in the Indemnity Account as defined in Section 9(A)(iii) of the Plan of Recapitalization. To the extent any Indemnity Shares are not subject to an indemnification claim against a Seller under Section 14.2 within six months after the Closing, Purchaser shall instruct the Escrow Agent to release such Indemnity Shares to the Sellers entitled to them in accordance with the Plan of Recapitalization. Purchaser shall instruct the Escrow Agent to release any Indemnity Shares that are subject to such an indemnification claim to the relevant Seller to the extent Purchaser and such Seller or a court of competent jurisdiction finally resolves such claim in favor of such Seller without the possibility of appeal. Purchaser shall deposit an additional number of Purchaser Shares equal to the number of Collar Shares specified in Section 9(C)(vi)(a) of the Plan of Recapitalization in escrow in the Collar Account as defined in Section 9(A)(iii) of the Plan of Recapitalization, which Purchaser Shares shall be distributed in accordance with the remainder of Section 9 of the Plan of Recapitalization.

      2.3 Substituted Partner. Each LP Seller in its capacity as a Limited Partner of the Partnership hereby (a) confirms and acknowledges its intention that the Purchaser or its assignees be admitted to the Partnership as a substituted Limited Partner of the Partnership, (b) gives its consent to the sale and transfer of the Interests to Purchaser and such admission, and (c) waives any right of first refusal it may have under the Partnership Agreement or otherwise to acquire any of the Interests being sold and transferred hereunder. Each LP Seller acknowledges and agrees that it will cease to be a partner of the Partnership as of the Closing. The Purchaser and its assignees agree that so long as any of them is a partner of the Partnership, such partner shall be bound by all of the terms and provisions of the Partnership Agreement as it shall be amended from time to time to the same extent and in the same manner as if the Purchaser or its assignees had been an original party to the Partnership Agreement in place of each LP Seller.

      2.4 Administrative General Partner Consents. The Administrative General Partner, in its capacity as such, hereby (a) gives its consent to the sale and transfer of the Interests to Purchaser and to Purchaser's admission as a substituted limited partner of the Partnership, (b)


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waives any right of first refusal it may have under the Partnership Agreement or otherwise to acquire any of the Interests being sold and transferred under this Agreement, (c) waives any requirement under the Partnership Agreement that an opinion of counsel be delivered in connection with the sale and transfer of the Interests under this Agreement, and (d) other than execution of the Deed of Assignment and Adherence, agrees that no representations or other instruments of assignment are required by the Administrative General Partner for the sale and transfer of the Interests to Purchaser and Purchaser's admission as a limited partner of the Partnership other than as set forth in this Agreement, including the Exhibits hereto.

      2.5 Fees and Expenses. Purchaser shall pay all reasonable legal fees and other expenses incurred by the Partnership in connection with Purchaser's substitution as a limited partner.

                                    ARTICLE 3
                                     Closing

      The Closing shall be held at the Recapitalization Closing Time (as defined in the Plan of Recapitalization) at the offices of Kramer Levin Naftalis & Frankel LLP, 919 Third Avenue, New York, NY 10022. The following shall take place at the Closing:

      3.1 Transfer of Interests and Admission of Purchaser as Limited Partner. The transfer of all Interests to Purchaser and the admission of Purchaser as a Limited Partner shall be reflected in the Register of Partnership Interests on the books and records of the Partnership.

      3.2 Delivery of Stock and Share Certificates. Georgiopoulos shall deliver or cause to be delivered to Purchaser share certificates representing all the equity interests of the Administrative General Partner (including all issued and outstanding AGP Shares), and MGP Stockholder shall deliver or cause to be delivered to Purchaser stock certificates representing all the equity interests of the Managing General Partner (including all issued and outstanding MGP Shares) accompanied by stock powers duly endorsed in blank or accompanied by duly executed instruments of transfer.

      3.3 Delivery of Purchaser Shares. Purchaser shall deliver to the Escrow Agent certificates representing all of the Purchaser Shares to be issued hereunder.

      3.4 Delivery of Schedule of Purchaser Shares. Purchaser shall deliver to the Partners a schedule reflecting issued and outstanding capital stock of Purchaser as of the Closing including the number of Purchaser Shares to be delivered to the Sellers and the number of Purchaser Shares delivered to the various escrow accounts for the benefit of each Seller as more particularly described in the Plan of Recapitalization.

      3.5 Resignation of Directors and Officers of General Partners. The directors and officers of the General Partners shall resign as of the Closing, and Purchaser shall be entitled to designate their replacements.

      3.6 Lockup Agreement. The Sellers shall execute and deliver to Purchaser the Lockup Agreement.


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      3.7 Registration Rights Agreement. The Sellers and Purchaser shall execute and deliver the Registration Rights Agreement.

      3.8 Legal Opinion. Marshall Islands counsel for the Purchaser shall deliver to the Sellers an opinion containing substantially the items set forth in Exhibit D in a form reasonably acceptable to counsel to the Liquidating Seller Stockholder (the "Closing Opinion").

      3.9 Deed of Assignment and Adherence. Each LP Seller and Purchaser shall execute and deliver the Deed of Assignment and Adherence.

      3.10 Transfer Taxes. The Purchaser shall be liable for and shall pay all transfer or similar taxes, direct or indirect, if any, attributable to the transfer of the Interests (but not any taxes based on income or receipts) and, in connection therewith, shall affix any necessary transfer stamps to any certificates evidencing the Interests.

                                   ARTICLE 4
                Representations and Warranties of the Partnership

            The Partnership hereby represents and warrants to Purchaser as follows:

      4.1 Organization and Good Standing of Partnership. The Partnership is a partnership duly organized, validly existing, and in good standing under the laws of the Cayman Islands. The Partnership has all requisite power and authority to own its properties and to carry on its business as it is now being conducted. The Partnership is duly qualified to transact business and is in good standing in each jurisdiction wherein the nature of its contracts, the business done, or the property owned, leased, or operated by it requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect. Copies of the certificate of registration of exempted limited partnership, each annual return and declaration of the Partnership since its formation, and the Partnership Agreement and all amendments thereto have been delivered to Purchaser and are true, complete, and accurate in all respects. The minutes of all meetings of the Partners of the Partnership and all other records regarding the governance or ownership of the Partnership have been made available to Purchaser and are true, complete and accurate in all material respects. Other than the SPVs listed in Schedule 1, the Partnership has no subsidiaries and does not own any equity interest in any Person whatsoever.

      4.2 Organization and Good Standing of SPVs. Each SPV is a company with limited liability duly organized, validly existing, and in good standing under the laws of the Cayman Islands. Each SPV has all requisite power and authority to own its properties and to carry on its business as it is now being conducted. Each SPV is duly qualified to transact business and is in good standing in each jurisdiction wherein the nature of its contracts, the business done, or the property owned, leased, or operated by it requires such qualification, except where the failure to be so qualified would not be reasonably likely to have a Material Adverse Effect. Copies of the Memorandum of Association and Articles of Association of each SPV and all amendments to each of the foregoing have been delivered to Purchaser and are true, complete, and accurate in all respects. The minutes of all meetings of the directors and members of each SPV and all other records regarding the governance or ownership of each SPV have been made available to Purchaser and are true, complete and accurate in all material respects. No SPV has any subsidiaries or owns any equity interest in any Person whatsoever.


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

      4.3 Capitalization, Title.

            (a) The total issued and outstanding equity of the Partnership consists of the Interests plus the interests of the Managing General Partner and the Administrative General Partner as set forth in Section 4.3(a) of the Disclosure Schedule. The aggregate capital contribution amount set forth in
Section 4.3(a) of the Disclosure Schedule is the true and correct amount of aggregate capital contributions made by such LP Seller to the Partnership.

            (b) The authorized capital and number of outstanding shares of capital of each SPV (the "SPV Shares") are as set forth in Section 4.3(b) of the Disclosure Schedule. All SPV Shares are validly issued and outstanding, fully paid, and non-assessable. The Partnership owns, beneficially and of record, and has good, valid, and marketable title to all of the SPV Shares, free and clear of any and all Encumbrances. No Person has any written or oral agreement, arrangement or understanding or option to or any right or privilege (whether by law, preemption, or contract) that is an agreement, arrangement, understanding, or option for the purchase or acquisition from the Partnership of any SPV shares.

            (c) Except as set forth in the Partnership Agreement, there are no outstanding or authorized options, warrants, purchase agreements, participation agreements, subscription rights, conversion rights, exchange rights or other securities, contracts, arrangements, understanding or commitments that could require the Company to issue, sell or otherwise cause to become outstanding any equity of the Company or any securities convertible into, exchangeable for or carrying a right or option to purchase any equity of the Company or to create, authorize, issue, sell or otherwise cause to become outstanding any new class of equity of the Company. Except as set forth in the Partnership Agreement, there are no outstanding agreements among partners or members, registration rights agreements, or rights of first refusal pertaining to the Company's equity interests. None of the outstanding equity securities of the Company has been issued in violation of any rights of any Person or in violation of any Law.

      4.4 Authorization; Enforceability. The execution and delivery of this Agreement by the Partnership has been duly authorized by all necessary partnership action required on the part of the Partnership. This Agreement has been duly executed and delivered by the Managing General Partner on behalf of the Partnership and constitutes the legal, valid, and binding obligation of the Partnership, enforceable against the Partnership in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other laws affecting the rights of creditors generally and by general principles of equity.

      4.5 No Conflicts. Neither the execution and delivery by the Partnership of this Agreement nor the consummation of the transactions contemplated hereby will
(a) conflict with or violate the certificate of registration of exempted limited partnership of the Partnership or the Partnership Agreement, any resolutions of the Partners of the Partnership, the memorandum of association or articles of association of any SPV, any resolutions of the directors or members of any SPV, or any governing documents of the Partnership or any SPV analogous to the foregoing, or (b) except as would not be reasonably likely to have a Material Adverse Effect, conflict with, violate, result in the breach of any term of, result in the acceleration of performance of any obligation under, constitute a default under, require the consent or approval of or any notice to or filing with any third party or Governmental Body (other than pursuant to the HSR Act), or create an Encumbrance on any of the properties or assets of the Partnership or any SPV under (x) any note, mortgage, deed of trust, lease or other agreement or instrument to which the Partnership or any SPV is a party or by which any of their respective properties or assets is bound, or (y) any law, order, rule, regulation, decree, writ, injunction, or License of any Governmental Body having jurisdiction over the Partnership, any SPV, or their respective properties.

      4.6 Financial Statements; Undisclosed Liabilities.

            (a) The Financial Statements and the Interim Financial Statements (true, complete and accurate copies of which have been previously delivered to Purchaser) have been prepared from the books and records of the Company on a consistent basis (and, in the case of the Financial Statements, in accordance with GAAP applied on a consistent basis) throughout the periods covered thereby and fairly present in all material respects the financial condition of the Company as at their respective dates and the results of operations (and, in the case of the Financial Statements, the cash flows) of the Company for the periods covered thereby.

            (b) As of the date of the Balance Sheet, other than those set forth in Section 4.6(b) of the Disclosure Schedule, the Company had no material liabilities, debts, or obligations of the type required to be reported on a balance sheet (including the footnotes thereto) prepared in accordance with GAAP (whether absolute, accrued, contingent or otherwise and, in the case of any such liabilities, debts, or obligations in respect of any Taxes, as determined on the basis of Tax Law as in effect as of the date of the Balance Sheet), except for liabilities, debts, or obligations reflected or reserved against in the Balance Sheet or the Financial Statements (including the footnotes thereto). Since the date of the Balance Sheet, the Company has conducted its businesses in the ordinary course consistent with past practice and has not incurred any liabilities, debts, or obligations of the type required to be reported on a balance sheet (including the footnotes thereto) prepared in accordance with GAAP (whether absolute, accrued, contingent or otherwise), except for liabilities incurred in the ordinary course of business and not reasonably likely to have a Material Adverse Effect. Since the date of the Balance Sheet, there has been no material adverse change in the business, operations, assets, condition (financial or otherwise), liabilities or results of operations of the Company (other than general economic or industry conditions), and, to the actual knowledge of the General Partners and the Sellers, no event has occurred or facts or circumstances exist which would be reasonably likely to result in a Material Adverse Effect.

      4.7 Receivables and Payables. All of the accounts and notes receivable and trade notes and trade accounts owing to the Company constitute valid and enforceable claims arising from bona fide transactions in the ordinary course of business. All accounts payable and notes payable by the Company arose in bona fide transactions in the ordinary course of business.

      4.8 Taxes.

            (a) Except as set forth in Section 4.8(a) of the Disclosure Schedule, the Company has timely filed with the appropriate taxing authorities all material Returns required to be filed by it (taking into account any extension of time to file). The information on such Returns is complete and accurate in all material respects. The Company has paid on a timely basis all Taxes (whether or not shown on any Return) due and payable as determined on the basis of Tax Law as in effect as of the date hereof, except for Taxes (i) which the Company believes in good faith are not due and payable because they are being diligently contested by appropriate proceedings, (ii) for which the Company has set aside on its books reserves to the extent required by GAAP, or (iii) for which the failure to pay would not be reasonably likely to have a Material Adverse Effect. There are no liens for any material Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

            (b) Except as set forth in Section 4.8(b) of the Disclosure Schedule, no unpaid (or unreserved in accordance with GAAP) deficiencies for Taxes have been claimed, proposed or assessed in writing by any taxing authority or other Governmental Body with respect to the Company for any Pre-Closing Period, and there are no pending or, to the Seller Parties' knowledge, threatened, audits, investigations or claims or issued and outstanding assessments for or relating to any liability in respect of Taxes of the Company. No extension of a statute of limitations relating to any Taxes is in effect with respect to the Company.

            (c) The Company has made provision on the Balance Sheet in accordance with GAAP for all Taxes payable by it with respect to any Pre-Closing Period as determined on the basis of Tax Law in effect as of the date hereof, which will not have been paid prior to the Closing Date; (ii) except as set forth in Section 4.8(c) (ii) of the Disclosure Schedule, the Company is not liable for Taxes of any other Person, and is neither currently under any contractual obligation to or a party to any tax sharing agreement or any other agreement providing for payments by the Company with respect to Taxes; (iii) no written claim has ever been made by a taxing authority in a jurisdiction where the Company does not currently file Returns that the Company is or may be subject to taxation by that jurisdiction; and (iv) the Company has not filed or been included in a combined, consolidated or unitary return (or substantial equivalent thereof) of any Person (except that the Partnership and the SPVs are treated as a single entity for U.S. federal income tax purposes).

      4.9 Title to Properties; Absence of Encumbrances.

            (a) The Company does not own or lease any real property.

            (b) Except as set forth in Section 4.9(b) of the Disclosure Schedule, each SPV has good title to the Vessel listed as owned by such SPV in
Schedule 2, and has either good title to or a valid leasehold, license or similar interest in all other properties and assets, real and personal, tangible and intangible, that it owns, purports to own, or are necessary in the operation of its business, and all those other properties and assets reflected on its books and records and on the Balance Sheet (except those sold or disposed of subsequent to the date thereof in the ordinary course of business consistent with past practice), free and clear of all Encumbrances. None of such properties or assets leased by the Company is subject to any sublease, sublicense or other agreement granting to any other Person any right to the use, occupancy or enjoyment of such property or any portion thereof.

      4.10 Contracts. Each oral or written agreement to which the Partnership or any SPV is a party and which is material to the business of the Company as it is currently conducted (a "Contract") is legal, valid, binding and in full force and effect and is enforceable by the Partnership or such SPV, as applicable, in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and by general principles of equity. Except as set forth in
Section 4.10 of the Disclosure Schedule, the Partnership and each SPV are in compliance and are not (with or without the lapse of time or the giving of notice, or both) in breach of or in default under any of the Contracts to which either of them is a party except where any such breaches or defaults would not in the aggregate be reasonably likely to have a Material Adverse Effect, and, to the actual knowledge of the General Partners and the Sellers, no other party to any of the Contracts is (with or without the lapse of time or the giving of notice, or both) in material breach of or in material default under any of the Contracts. Except as set forth in Section 4.10 of the Disclosure Schedule, to the General Partner's knowledge, there is no pending dispute under any of the Contracts, nor has any other party thereto notified the Partnership or any SPV of any unresolved complaint regarding the performance of the Partnership or any SPV thereunder, except where any such disputes or complaints would not in the aggregate be reasonably likely to have a Material Adverse Effect. Except as set forth in Section 4.10 of the Disclosure Schedule, neither the Partnership nor any SPV has received any notice of any termination or non-renewal of any Contract and, to the actual knowledge of the General Partners and the Sellers, no other party to any Contract intends to terminate or not renew any such Contract.

      4.11 Insurance. Each insurance policy currently maintained by the Partnership or an SPV is in full force and effect (free from any presently exercisable right of termination on the part of the insurance company issuing such policy prior to the expiration of the term of such policy) and all premiums due and payable in respect thereof have been paid except where the failure to pay would not be reasonably likely to have a Material Adverse Effect. Neither the Partnership nor any SPV has received notice of cancellation or non-renewal of any such policy. The transactions contemplated by this Agreement will not give rise to a right of termination of any such policy by the insurance company issuing the same prior to the expiration of the term of such policy.

      4.12 Litigation. Except as set forth in Section 4.12 of the Disclosure Schedule, there is no lawsuit, governmental investigation or legal, administrative or arbitration action or proceeding (excluding any Environmental Claims, which are governed exclusively by Section 4.13 of this Agreement) or notice thereof pending or, to the actual knowledge of the General Partners and the Sellers, threatened against the Partnership or any SPV or any of their respective properties or assets, or any director, officer, or employee of the Company, in his or her capacity as such, which would be reasonably likely to have a Material Adverse Effect. Neither the Partnership nor any SPV is identified as a party subject to any restrictions or limitations under any judgment, order or decree of any Governmental Body which, either singularly or in the aggregate, would be reasonably likely to have a Material Adverse Effect.

      4.13 Environmental Matters. Except as would not be reasonably likely to have a Material Adverse Effect:

            (a) except as set forth in Section 4.13(a) of the Disclosure Schedule, the operations and properties of the Company are in compliance with applicable Environmental Laws which compliance includes the possession by the Company of all permits and governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof and the Company has not received any written notice of any violation of any Environmental Law;

            (b) except as set forth in Section 4.13(b) of the Disclosure Schedule, there are no Environmental Claims pending or, to the Seller Parties' knowledge, threatened against the

Partnership, any SPV, or any of their respective properties or assets, or any director, officer, or employee of the Company, in his or her capacity as such, or any person or entity whose liability for any Environmental Claim that the Partnership or any SPV has retained or assumed; and

            (c) except as set forth on Section 4.13(c) of the Disclosure Schedule, to the actual knowledge of the General Partners and Sellers, there are no past or present actions, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Materials of Environmental Concern, that are reasonably likely to form the basis of any Environmental Claim against the Partnership, any SPV, or any person or entity whose liability for any Environmental Claim that the Partnership or any SPV has retained or assumed.

      4.14 Compliance with Law.

            (a) Except as would not be reasonably likely to have a Material Adverse Effect, the Company is and has been in compliance in all material respects with all applicable laws, statutes, rules, ordinances, regulations, orders and decrees governing the conduct or operation of its business (excluding Environmental Laws which are governed exclusively by Section 4.13 of this Agreement), and all of its Licenses. The Company has not received any notice of any violation of any such law, statute, rule, ordinance, regulation, order, decree or License.

            (b) Except as would not be reasonably likely to have a Material Adverse Effect, (i) the Company has all governmental licenses, approvals, authorizations, registrations, consents, orders, certificates, decrees, franchises and permits (collectively, "Licenses") necessary to conduct its business as currently conducted and such Licenses are in full force and effect; and (ii) no proceeding is pending or, to the actual knowledge of the General Partners and the Sellers, threatened seeking the revocation or limitation of any such License.

      4.15 Employees. The Company does not now have, nor has it since the date of its formation had, any employees.

      4.16 Books and Records. The books and records of the Company with respect to the Company, its operations, employees and properties have been maintained in the usual, regular and ordinary manner, all entries with respect thereto have been accurately made and all transactions have been accurately accounted for in all material respects.

                                   ARTICLE 5
                  Representations and Warranties of each Seller

      Each Seller, severally and not jointly hereby represents and warrants to Purchaser as follows:

      5.1 Authorization; Enforceability. If such Seller is an individual, he or she has full legal capacity to enter into and carry out his or her obligations under this Agreement. If such Seller is not an individual, such Seller is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation, and the execution and delivery of this Agreement by such Seller have been duly authorized by all necessary corporate or analogous action. This Agreement has been duly executed and delivered by such Seller and constitutes the legal, valid, and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other laws affecting the rights of creditors generally and by general principles of equity.

      5.2 No Conflicts. Neither the execution and delivery by such Seller of this Agreement nor the consummation of the transactions contemplated hereby will
(a) conflict with or violate such Seller's certificate of incorporation, by-laws, or analogous constitutive or governing documents, or any resolutions of the board of directors of such Seller or person(s) exercising analogous powers, or (b) except as would not be reasonably likely to have a material adverse effect on such Seller's ability to consummate the transactions contemplated hereby, conflict with, violate, result in the breach of any term of, result in the acceleration of performance of any obligation under, constitute a default under, require the consent or approval of or any notice to or filing with any third party or Governmental Body (other than pursuant to the HSR Act), or create an Encumbrance on any of the properties or assets of such Seller under (x) any note, mortgage, deed of trust, lease or other agreement or instrument to which such Seller is a party or by which any of its properties or assets is bound, or
(y) any law, order, rule, regulation, decree, writ, injunction, or License of any Governmental Body having jurisdiction over such Seller or its properties.

      5.3 Investment Purpose; Private Placement.

            (a) Such Seller is acquiring the Purchaser Shares solely for the purpose of investment for its own account and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of applicable law. In addition, except (i) as otherwise previously disclosed to the Purchaser in writing before the date of this Agreement or (ii) with respect to the potential sale by the Sellers in the overallotment option in connection with Purchaser's initial public offering, the Sellers are not under a binding commitment or obligation to sell, transfer, or otherwise dispose of the Purchaser Shares to be acquired by such Sellers pursuant to this Agreement. Notwithstanding the foregoing, each Seller has, subject to the Lockup Agreement, the right at all times to sell or otherwise dispose of all or any part of the Purchaser Shares pursuant to a registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act, and the right to dispose of its Purchaser Shares is within his, her or its control.

            (b) Such Seller acknowledges that the issuance of the Purchaser Shares has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and are being offered and sold in reliance on federal and state exemptions for transactions not involving any public offering. Such Seller acknowledges that the Purchaser Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to applicable state securities laws and regulations.

            (c) Such Seller is an "accredited investor" within the meaning of Rule 501(a) of Regulation D, promulgated under the Securities Act, and was not organized for the specific purpose of acquiring the Purchaser Shares.

            (d) Such Seller, by reason of its business and financial experience, has such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of an investment in the Purchaser Shares and is able to bear the economic risk of such investment.

            (e) Such Seller has had a full opportunity to ask questions of and receive answers from representatives of Purchaser concerning an acquisition of the Purchaser Shares, including financial information concerning Purchaser. Such Seller was previously informed that all documents, records and books pertaining to such an acquisition were at all times available at the offices of Purchaser located at 35 West 56th Street, New York, NY 10019, and that all documents, records and books pertaining to such an acquisition requested by such Seller have been made available to such Seller and the persons that such Seller has retained to advise it with respect to such an acquisition, and that such Seller and such persons have been supplied with such additional information concerning such an acquisition as they have requested.

            (f) Such Seller is not relying on Purchaser or any of its officers, directors, employees, founders or agents with respect to the tax considerations of an investment in the Purchaser Shares. Such Seller has consulted its own financial, legal, and tax advisors with respect to the economic, legal, and tax consequences of an investment in the Purchaser Shares. Such Seller is not relying on any representations or warranties of Purchaser with respect to the transactions contemplated hereunder other than those contained in Article 8 or on any representations of any officer, director, employee, founder or agent of Purchaser.

                                   ARTICLE 6
                Representations and Warranties of each LP Seller

            Each LP Seller, severally and not jointly, hereby represents and warrants to Purchaser as follows:

      6.1 Title. The aggregate capital contribution amount set forth opposite such LP Seller's name in Section 4.3(a) of the Disclosure Schedule is the true and correct amount of aggregate capital contributions made by such LP Seller to the Partnership. Such LP Seller has good, valid, and marketable title to and, subject to the terms of the Partnership Agreement, the right to transfer to Purchaser, all of the Interests corresponding to such capital contributions, free and clear of any and all Encumbrances. At the Closing, such LP Seller will convey ownership of the Interests corresponding to such capital contributions, free and clear of any and all Encumbrances. Subject to the terms of the Partnership Agreement, no Person other than Purchaser has any written or oral agreement, arrangement or understanding or option to or any right or privilege (whether by law, preemption, or contract) that is an agreement, arrangement, understanding, or option for the purchase or acquisition from such LP Seller of any Interests.

                                   ARTICLE 7
                 Representations and Warranties of Georgiopoulos

            Georgiopoulos hereby represents and warrants to Purchaser as follows:

      7.1 Capitalization; Title. The authorized capital of the Administrative General Partner consists of 50,000 shares, par value $1.00 per share, of which 1,000 shares are outstanding. All AGP Shares are validly issued and outstanding, fully paid, and non-assessable.

The Administrative General Partner has good, valid, and marketable title to all of the Interests the Administrative General Partner owns, free and clear of any and all Encumbrances. Georgiopoulos owns, beneficially and of record, and has good, valid, and marketable title to and the right to transfer to Purchaser, all of the AGP Shares, free and clear of any and all Encumbrances. At the Closing, Georgiopoulos will convey ownership of the AGP Shares, free and clear of any and all Encumbrances. No Person other than Purchaser has any written or oral agreement, arrangement or understanding or option to or any right or privilege (whether by law, preemption, or contract) that is an agreement, arrangement, understanding, or option for the purchase or acquisition from Georgiopoulos of any AGP Shares.

      7.2 No Conflicts. Neither the execution and delivery by the Partnership of this Agreement nor the consummation of the transactions contemplated hereby will
(a) conflict with or violate the memorandum of association or articles of association of the Administrative General Partner or any resolutions of the directors or members of the Administrative General Partner, or (b) except as would not be reasonably likely to have a Material Adverse Effect, conflict with, violate, result in the breach of any term of, result in the acceleration of performance of any obligation under, constitute a default under, require the consent or approval of or any notice to or filing with any third party or Governmental Body (other than pursuant to the HSR Act), or create an Encumbrance on any of the properties or assets of the Administrative General Partner under,
(x) any note, mortgage, deed of trust, lease or other agreement or instrument to which the Administrative General Partner is a party or by which any of its assets is bound, or (y) any law, order, rule, regulation, decree, writ, injunction, or License of any Governmental Body having jurisdiction over the Administrative General Partner or its properties.

      7.3 Financial Condition. The Administrative General Partner has conducted no business other than serving as administrative general partner of Ajax Limited Partnership, Ajax II, L.P., Boss, L.P., General Maritime I, L.P., General Maritime II, L.P., Harriet, L.P., and Pacific Tankship, L.P. and has no indebtedness for borrowed money or material liabilities, debts, or obligations of the type required to be reported on a balance sheet in accordance with GAAP (whether absolute, accrued, contingent or otherwise) other than in connection with its service as administrative general partner for the benefit of the Partnership in the Administrative General Partner's good faith judgment.

                                    ARTICLE 8
               Representations and Warranties of MGP Stockholder

            MGP Stockholder hereby represents and warrants to Purchaser as follows:

      8.1 Capitalization; Title. (a) The authorized capital of the Managing General Partner consists of 500 shares of stock, without par value, of which 100 shares are outstanding. All MGP Shares are validly issued and outstanding, fully paid, and non-assessable. The Managing General Partner has good, valid, and marketable title to all of the Interests the Managing General Partner owns, free and clear of any and all Encumbrances. MGP Stockholder owns, beneficially and of record, and has good, valid, and marketable title to and the right to transfer to Purchaser, all of the MGP Shares, free and clear of any and all Encumbrances. At the Closing, MGP Stockholder will convey ownership of the MGP Shares, free and clear of any and all Encumbrances. No Person other than Purchaser has any written or oral agreement, arrangement or understanding or option to or any right or privilege (whether by law, preemption, or contract) that is an agreement, arrangement, understanding, or option for the purchase or acquisition from MGP Stockholder of any MGP Shares.

      8.2 No Conflicts. Neither the execution and delivery by the Partnership of this Agreement nor the consummation of the transactions contemplated hereby will
(a) conflict with or violate the articles of incorporation or by-laws of the Managing General Partner or any resolutions of the directors or members of the Managing General Partner, or (b) except as would not be reasonably likely to have a Material Adverse Effect, conflict with, violate, result in the breach of any term of, result in the acceleration of performance of any obligation under, constitute a default under, require the consent or approval of or any notice to or filing with any third party or Governmental Body (other than pursuant to the HSR Act), or create an Encumbrance on any of the properties or assets of the Managing General Partner under, (x) any note, mortgage, deed of trust, lease or other agreement or instrument to which the Managing General Partner is a party or by which any of its assets is bound, or (y) any law, order, rule, regulation, decree, writ, injunction, or License of any Governmental Body having jurisdiction over Managing General Partner or its properties.

      8.3 Financial Condition. The Managing General Partner has conducted no business other than serving as managing general partner of the Partnership and has no indebtedness for borrowed money or material liabilities, debts, or obligations of the type required to be reported on a balance sheet in accordance with GAAP (whether absolute, accrued, contingent or otherwise) other than in connection with its service as managing general partner for the benefit of the Partnership in the Managing General Partner's good faith judgment.

                                   ARTICLE 9
                   Representations and Warranties of Purchaser

            Purchaser represents and warrants to the Sellers as follows:

      9.1 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Republic of the Marshall Islands and has all requisite corporate power and authority to enter into and carry out its obligations under this Agreement.

      9.2 Capitalization. The authorized capital of the Purchaser consists of 75,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share, of which none are outstanding as of the date hereof. Immediately following the Closing the outstanding capital stock of the Purchaser shall be as set forth in the schedule delivered pursuant to Section 3.4.

      9.3 Authorization. The execution and delivery of this Agreement by Purchaser have been duly authorized by all necessary corporate action required on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid, and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other laws affecting the rights of creditors generally and by general principles of equity.

      9.4 No Conflicts. Neither the execution and delivery by Purchaser of this Agreement nor the consummation by Purchaser of the transactions contemplated hereby will (a) conflict with or violate the Certificate of Incorporation or By-Laws of Purchaser, or (b) conflict with, violate, result in the breach of any term of, constitute a default under or require the consent or approval of or any notice to or filing with any Person under, (x) any note, mortgage, deed of trust or other agreement or instrument to which Purchaser is a party or by which Purchaser is bound, or
(y) any law, order, rule, regulation, decree, writ or injunction of any Governmental Body having jurisdiction over Purchaser (except where such conflict, violation, breach or default, or the failure to obtain such consent or approval, give such notice or make such filing, would not be reasonably likely to have a Material Adverse Effect on the business, operations, assets, conditions, liabilities or results of operations or materially adversely impair the ability of Purchaser to consummate the transactions contemplated hereby).

      9.5 Litigation. No lawsuit, governmental investigation or legal, administrative or arbitration action or proceeding is pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its properties or assets, or any director, officer or employee of Purchaser in his or her capacity as such, which questions the validity of this Agreement or seeks to prohibit, enjoin or otherwise challenge the consummation of the transactions contemplated hereby.

      9.6 Purchaser Shares. The issuance, transfer, and delivery of the Purchaser Shares hereunder have been duly authorized by all required corporate action on the part of Purchaser, and when issued, transferred, and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid and non-assessable, free and clear of all Encumbrances.

      9.7 Private Placement Purchaser is acquiring the Interests and the GP Shares solely for the purpose of ownership (directly or indirectly) of the Partnership as a whole for its own account and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of applicable law. Purchaser acknowledges that the Interests and the GP Shares have not been registered under the Securities Act, or any state securities laws, and are being offered and sold in reliance on federal and state exemptions for transactions not involving any public offering. Purchaser acknowledges that the Interests and the GP Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to applicable state securities laws and regulations.

      9.8 Contribution Agreements. Each Contribution Agreement that Purchaser is entering into pursuant to the Plan of Recapitalization with partners of the Exchanging Partnerships (as defined in the Plan of Recapitalization) is substantially similar to this Agreement and contains substantially the same economic and legal terms.

                                   ARTICLE 10
                                    Covenants

            The Parties hereby covenant and agree as follows:

      10.1 Conduct of Business. From the date hereof until the Closing, each of the Company and the General Partners will conduct its business in the ordinary course, and without limiting the generality of the foregoing, not do any of the following, without the prior written consent of Purchaser:

            (a) amend or otherwise modify its constituting documents or by-laws (or similar organizational documents);

            (b) issue or sell or authorize for issuance or sale, or grant any options or make other agreements, arrangements or understandings of the type referred to in Section 4.3(b) with respect to, any Interests or any other of its securities, or alter any term of any of its outstanding securities or make any change in its outstanding shares or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, split or combination, exchange or readjustment of shares, dividend or otherwise;

            (c) mortgage, pledge or grant any security interest in any of its assets;

            (d) declare, set aside, make or pay any dividend or other distribution to any Seller or general partner of the Partnership;

            (e) redeem, purchase or otherwise acquire, directly or indirectly, any Interest; or

            (f) enter into any commitment to do any of the foregoing.

      10.2 No Solicitation of Alternative Transaction. For a period of one hundred and eighty (180) days following the date hereof, the Sellers shall not, directly or indirectly, solicit or entertain offers from, negotiate with, provide any nonpublic information to, enter into any agreement with, or in any manner encourage, discuss, accept, or consider any proposal of, any third party relating to the acquisition of the Partnership, any general partner of the Partnership, any SPV, or their assets or business, in whole or in part, whether through a tender offer (including a self tender offer), exchange offer, merger, consolidation, sale of substantial assets or a significant amount of assets, sale of securities, liquidation, dissolution, or similar transactions involving the Partnership or any SPV (collectively, "Acquisition Proposals"). The Sellers shall promptly inform the Purchaser of any inquiry (including the terms thereof and the identity of the third party making such inquiry) which it may receive in respect of an Acquisition Proposal and furnish to the Purchaser a copy of any such written inquiry. Notwithstanding the foregoing, any Seller who is in material breach of any representation warranty, covenant, or agreement hereunder shall be bound by this Section 10.2 regardless of the expiration of such one hundred eighty (180) day period.

      10.3 Taxes and Cooperation on Tax Matters.

            (a) Tax Returns; Liability for Taxes.

(1) At the Managing General Partner's election, the Managing General Partner shall be responsible for and shall have the ultimate discretion with respect to, all Returns required or permitted by applicable law to be filed by the Managing General Partner with respect to the Company for all taxable periods that end on or before the Closing Date; provided, however, that the preparation and filing of such Returns shall be subject to review and approval of the Purchaser (which approval shall not be unreasonably withheld). If the Managing General Partner does not elect to prepare and file such Returns, the Purchaser shall be responsible for, and shall have the ultimate discretion with respect to, such Returns; provided, however, that the preparation and filing of such Returns shall be subject to review and approval of the Managing General Partner (which approval shall no be unreasonably withheld).

(2) The Purchaser shall be responsible for, and shall have the ultimate discretion with respect to, all Returns required to be filed by the Company for all taxable periods that begin before and end after the Closing Date; provided, however, that the preparation and filing of such Returns shall be subject to review and approval of the Managing General Partner (which approval shall not be unreasonably withheld).

(3) The Purchaser shall be responsible for, and shall have ultimate discretion with respect to, all Returns required to be filed by the Company for taxable periods that begin on or after the Closing Date.

(4) All reasonable, out-of-pocket costs, fees, and expenses relating to the preparation and filing of Returns of the Company (whether filed and prepared by the Managing General Partner or the Purchaser) shall be the responsibility of the Company.

(5) Purchaser shall be liable and shall indemnify the Sellers for any and all Taxes imposed on the Company (but not the Sellers) for which the Sellers are liable relating to or apportioned to any taxable year or portion thereof beginning and ending after the Closing Date (except to the extent no provision was properly made for such Tax on the Balance Sheet in accordance with GAAP as set forth in Section 4.8(c)(i) of this Agreement). Indemnity payments made pursuant to this Section 10.3(a)(5) shall be increased by any Tax cost incurred as a result of the receipt of such payment and shall be decreased by any tax benefit (e.g., increased basis of an asset or a deduction available in a future year) received as a result of such payment (taking into account the time value of money).

(6) The value of any cash or securities paid, transferred, or withheld in satisfaction of the indemnification obligations of Purchaser, the Company, or the Sellers under this Agreement will be treated for tax purposes as an adjustment to the purchase price for the Interests.

(7) The Sellers shall notify Purchaser in writing of, and keep Purchaser fully informed as to the status of, any pending or threatened Tax audits or assessments that may result in a liability for which the Purchaser has indemnified the Sellers pursuant to this Section 9.03(a). Purchaser may control the audits and any proceedings relating to any such Tax claim, on condition that (a) it keeps the Sellers informed on a current basis of the status of any such proceedings and (b) the Sellers and their counsel have the right to participate, at the Sellers' expense, in any such proceeding. The Sellers shall not settle, either administratively or after the commencement of litigation, any such Tax claim without the prior written consent of Purchaser, which consent may not be unreasonably withheld.

            (b) New Elections. No new elections with respect to Taxes, or any changes in current elections with respect to Taxes, of the Company which may have an effect on the Company for periods ending after the Closing Date shall be made after the date of this Agreement without the prior written consent of Purchaser.

            (c) Cooperation.

(1) Purchaser and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Returns pursuant to this Section 10.3 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Sellers (before the Closing) and Purchaser (after the Closing) shall each cause the Company
      (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or the Sellers, as the case may be, shall allow the other party to take possession of such books and records.

(2) Purchaser and the Sellers further agree, upon request, to use good faith efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby); provided that such certificate or other document does not increase the Tax of Purchaser or the Sellers.

      10.4 Execution of Documents. Each Seller shall execute and deliver to Purchaser the Registration Rights Agreement and the Lockup Agreement. The Purchaser shall execute and deliver to each Seller the Registration Rights Agreement.

      10.5 HSR Act. The Sellers and Purchaser shall make all filings, cooperate fully with respect to all filings required by Sellers and Purchaser, and shall take any other actions required under the HSR Act with respect to the transactions contemplated hereunder.

      10.6 Further Assurances. The Partnership and the Sellers agree to execute and deliver, and to cause the Company to execute and deliver, such additional documents and instruments, and to perform such additional acts, as Purchaser may reasonably request to effectuate or carry out and perform all the terms, provisions and conditions of this Agreement and the transactions contemplated hereby and to effectuate the intent and purposes hereof. Purchaser agrees to execute and deliver such additional documents and instruments, and to perform such additional acts, as the Partnership and the Sellers may reasonably request to effectuate or carry out and perform all the terms, provisions and conditions of this Agreement and the transactions contemplated hereby and to effectuate the intent and purposes hereof

      10.7 Restrictions on Securities Each Seller acknowledges and agrees that any certificates representing Purchaser Shares shall bear the following legend and that the transfer agent of Purchaser will be instructed to place a stop transfer order prohibiting transfers of Purchaser Shares except in conformity with such legend:

      "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE

      "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS."

      10.8 Continuance of Business of the Partnerships. The Purchaser shall continue the historic business of the Partnerships or use a significant portion of the Partnerships' historic business assets in a business.

      10.9 Overallotment Sales. If the LP Sellers have the opportunity to sell Purchaser Shares in the underwriters' overallotment option in the Purchaser's initial public offering, then at the closing of the issuance of any Purchaser Shares pursuant to such overallotment option, Purchaser shall make substantially similar representations and warranties to such selling LP Sellers as Purchaser makes to the underwriters and obtain for such selling LP Sellers an accountant's comfort letter and legal opinions substantially similar to those provided to the underwriters solely for such selling LP Sellers' use in their diligence review for sale under such overallotment option; provided, however, that such selling LP Sellers shall provide any information or materials reasonably requested by such accountants and counsel.

      10.10 Failure to Close Initial Public Offering. After the Closing Date, in the event that the sale of Purchaser's Common Stock pursuant to the Underwriting Agreement does not close, (a) Peter Georgiopoulos will be the Chief Executive Officer of Purchaser pursuant to a previously negotiated employment agreement,
(b) Purchaser will promptly call a meeting of stockholders for the purpose of electing a board of directors, and (c) the Sellers will negotiate in good faith to create appropriate corporate governance and stockholder arrangements that (x) will include tag-along rights and drag-along rights, (y) may include rights of first refusal, preemptive rights, and registration rights, and (z) will include limitations on affiliate transactions, in each case, the terms of which will be negotiated among the parties.

                                   ARTICLE 11
                Conditions Precedent to Obligations of Purchaser

            The obligations of Purchaser under Article 2 and Article 3 and the Plan of Recapitalization shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by
Purchaser:

      11.1 Representations and Warranties. Each and every representation and warranty of the Sellers and the Partnership contained in this Agreement, any Schedule or any certificate delivered pursuant hereto shall have been true and correct when made and shall be repeated at the Closing and (a) if qualified by materiality (or any variation of such term), shall be true and correct as of the Closing Date, except that any such representations and warranties that are made as of a specified date shall only be required to be true and correct as of that date, and (b) if not qualified by materiality (or any variation of such term), shall be true and correct in all material respects as of the Closing Date, except that any such representations and warranties that are made as of a specified date shall only be required to be true and correct in all material respects as of that date.

      11.2 Compliance with Covenants. The Sellers and the Company shall have performed and observed in all material respects all covenants and agreements to be performed or observed by such parties, as applicable, under this Agreement at or before the Closing.

      11.3 Lack of Adverse Change. Since the date of the Balance Sheet, there has not occurred any circumstance or event which, individually or in the aggregate, has had or is reasonably likely to result in a Material Adverse Effect.

      11.4 Regulatory Approvals. All material approvals and consents of regulatory authorities required to carry out the transactions contemplated by this Agreement, including expiration of any applicable waiting period or approval under the HSR Act, shall have been obtained.

      11.5 Consents of Third Parties. All material consents from third parties necessary for the execution and delivery of this Agreement by the Sellers and the consummation of the transactions contemplated hereby shall have been obtained in writing.

      11.6 No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Body, that declares this Agreement invalid or unenforceable in any material respect or that prevents the consummation of the transactions contemplated hereby or which imposes restrictions on Purchaser's right or ability to operate the businesses of the Company shall be in effect; and no action or proceeding before any Governmental Body shall have been instituted or, to the knowledge of Purchaser, threatened by any Governmental Body, or by any other Person, which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement or which seeks to impose restrictions on Purchaser's right or ability to operate the businesses of the Company, or seeks to require Purchaser to dispose of any of its businesses, operations, properties or assets or any claim relating to the equity of the Company and which in any such case has a reasonable likelihood of success in the reasonable opinion of counsel to Purchaser.

      11.7 Lockup Agreement. The Sellers shall have executed and delivered to Purchaser the Lockup Agreement.

      11.8 Registration Rights Agreement. The Sellers shall have executed and delivered to Purchaser the Registration Rights Agreement.

      11.9 Underwriting Agreement. Purchaser, ABN AMRO Rothschild, LLC, Lehman Brothers Inc., and Jefferies & Company, Inc. shall have entered into the Underwriting Agreement.

      11.10 Waiver and Contribution Agreement. Each Seller shall have executed and delivered to Purchaser a Waiver and Contribution Agreement.

      11.11 Deed of Assignment and Adherence. Each LP Seller shall have executed and delivered to Purchaser the Deed of Assignment and Adherence.

      11.12 Escrow Agreement. Each Seller and the Escrow Agent shall have executed and delivered the Escrow Agreement.

      11.13 Customary Closing Documents. Purchaser shall have received such other customary closing documents as Purchaser or its counsel may reasonably request (other than legal opinions).

                                   ARTICLE 12
               Conditions Precedent to Obligations of the Sellers

            The obligations of the Sellers under Article 2 and Article 3 shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by the Sellers:

      12.1 Representations and Warranties. Each and every representation and warranty of Purchaser contained in this Agreement, any Schedule or any certificate delivered pursuant hereto shall have been true and correct when made and shall be repeated at the Closing and (a) if qualified by materiality (or any variation of such term), shall be true and correct as of the Closing Date, except that any such representations and warranties that are made as of a specified date shall only be required to be true and correct as of that date, and (b) if not qualified by materiality (or any variation of such term), shall be true and correct in all material respects as of the Closing Date, except that any such representations and warranties that are made as of a specified date shall only be required to be true and correct in all material respects as of that date.

      12.2 Compliance with Covenants. Purchaser shall have performed and observed in all material respects all covenants and agreements to be performed or observed by it under this Agreement at or before the Closing.

      12.3 Regulatory Approvals. All material approvals and consents of regulatory authorities required to carry out the transactions contemplated by this Agreement, including expiration of any applicable waiting period or approval under the HSR Act, shall have been obtained.

      12.4 Consents of Third Parties. All consents from third parties necessary for the execution and delivery of this Agreement by the Sellers and the consummation of the transactions contemplated hereby shall have been obtained in writing.

      12.5 No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Body, that declares this Agreement invalid or unenforceable in any material respect or that prevents the consummation of the transactions contemplated hereby; and no action or proceeding before any Governmental Body shall have been instituted or, to the knowledge of the Sellers, threatened by any Governmental Body, or by any other Person, which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement and which in any such case has a reasonable likelihood of success in the reasonable opinion of counsel to the Sellers.

      12.6 Registration Rights Agreement. Purchaser shall have executed and delivered to the Sellers the Registration Rights Agreement.

      12.7 Underwriting Agreement. Purchaser, ABN AMRO Rothschild, LLC, Lehman Brothers Inc., and Jefferies & Company, Inc. shall have entered into the Underwriting Agreement.

      12.8 Deed of Assignment and Adherence. Purchaser shall have executed and delivered to each LP Seller the Deed of Assignment and Adherence.

      12.9 Escrow Agreement. Purchaser and the Escrow Agent shall have executed and delivered the Escrow Agreement.

      12.10 Closing Opinion. The Sellers shall have received the Closing
Opinion.

      12.11 Management Rights Agreement. Purchaser and the Liquidating Seller Stockholder shall have entered into the Management Rights Agreement.

      12.12 Customary Closing Documents. Sellers shall have received such other customary closing documents as Sellers or their counsel may reasonably request (other than legal opinions in addition to the Closing Opinion).

                                   ARTICLE 13
                            Termination of Agreement

      13.1 Conditions for Termination. This Agreement may be terminated:

            (a) at any time prior to the Closing, by mutual consent of Purchaser and a Majority in Interest;

            (b) by Purchaser or a Majority in Interest, if the Closing shall not have been consummated by 180 days after the date hereof, unless such failure of consummation shall be due to a material breach of any representation or warranty, or the nonfulfillment in a material respect, and failure to cure such nonfulfillment, of any covenant or agreement contained herein on the part of the Party or Parties seeking to terminate this Agreement; or

            (c) by Purchaser on the one hand, or a Majority in Interest or Georgiopoulos on the other hand, if any Seller or Purchaser, respectively, fails to cure a material breach of any provision of this Agreement within fifteen days after its receipt of written notice of such breach from the non-breaching Party, provided, however, that no Party shall be entitled to terminate this Agreement pursuant to this Section 13.1(c) if it is also in material breach of any provision of this Agreement.

      13.2 Effect of Termination. Upon the termination of this Agreement for any reason, Purchaser and the Sellers shall have no liability or further obligations arising out of this Agreement except for any liability resulting from a breach of a representation, warranty or covenant contained in this Agreement prior to termination. Furthermore, the provisions of Article 14 and Article 15 shall survive any termination of this Agreement.

                                   ARTICLE 14
                                    Remedies

      14.1 Survival. The representations and warranties of each Seller in Sections 5.1, 6.1, 7.1, and Section 8.1 and Purchaser in Sections 9.1 through
9.3 shall survive the Closing for a period of eighteen months thereafter plus, with respect to any such representation or warranty of which notice is given in writing during such initial eighteen-month period alleging breach thereof, such additional amount of time required for the final resolution of any claim under
Section 14.2. All other representations and warranties of the Parties hereunder shall survive the Closing for a period of six months thereafter plus, with respect to any such representation or warranty of which notice is given in writing during such initial six-month period alleging breach hereof, such additional amount of time required for the final resolution of any claim under
Section 14.2. The covenants of the Parties contained herein, or in any signed writing delivered pursuant hereto or in connection herewith, shall survive the Closing indefinitely, except that the covenant set forth in Section 10.8 shall survive for only one year.

      14.2 Indemnification by Sellers.

            (a) Each Seller shall, severally and not jointly, indemnify and hold harmless Purchaser, the Company, and each of their respective directors, officers, employees, agents, and representatives, and their respective successors and assigns from and against any Loss incurred or suffered by such Person as a result of, arising from or in connection with (i) a breach by such Seller of any representation, warranty, or covenant made by such Seller in this Agreement or (ii) a breach by the Partnership of any representation, warranty, or covenant made by the Partnership in this Agreement in favor of Purchaser, in each case solely to the extent provided in Section 14.2(b) but subject to the exceptions in Section 14.2(d).

            (b) Except for a breach by a Seller of any representation or warranty contained in Section 5.1, 6.1, 7.1 or 8.1, each Seller's sole obligation and Purchaser's sole remedy with respect to indemnification by such Seller for a breach of a representation, warranty or covenant under Section 14.2(a)(i) shall be for Purchaser to instruct the Escrow Agent to return to Purchaser a number of Indemnity Shares allocable to such Seller equal to the amount of the applicable Loss divided by the IPO Price until the number of Indemnity Shares allocable to such Seller equals zero. Each Seller's sole obligation and Purchaser's sole remedy with respect to indemnification by such Seller for a breach of a representation, warranty or covenant under Section 14.2(a)(ii) shall be for Purchaser to instruct the Escrow Agent to return to Purchaser a number of Indemnity Shares equal to the amount of the applicable Loss divided by the IPO Price (in accordance with Section 9(D) of the Plan of Recapitalization) until the total number of Indemnity Shares equals zero. If any Indemnity Shares remain after the return thereof pursuant to the preceding sentences, such Indemnity Shares shall be re-allocated among the Sellers in accordance with the Plan of Recapitalization. Any fractional shares among such Indemnity Shares subject to release from escrow under this Section 14.2(b) shall be subject to Section 7 of the Plan of Recapitalization.

            (c) With respect to indemnification for a breach by a Seller of any representation or warranty contained in Section 5.1, 6.1, 7.1 or 8.1, Purchaser shall first instruct the Escrow Agent to return to it Indemnity Shares allocable to such Seller in accordance with the first sentence of this Section 14.2(b). To the extent such return in Indemnity Shares does not fully offset the Loss, such Seller shall satisfy the remainder of the Loss by returning to Purchaser a number of Purchaser Shares equal to the remainder of the Loss divided by the IPO Price until Seller has returned a number of shares equal to the number of Purchaser Shares issued to such Seller. To the extent such Seller and its affiliate transferees no longer owns Purchaser Shares sufficient to satisfy its obligations under the preceding sentence, such Seller shall pay to Purchaser the remainder of the Loss in cash, subject to the limit expressed in the preceding sentence. For greater certainty, in no event shall any Seller be required to return to Purchaser more than such Seller's Purchaser Shares (or the cash equivalent of such Purchaser Shares based on the IPO Price if such Seller no longer owns such Purchaser Shares).

            (d) The remedies provided in this Section 14.2 are the exclusive remedy of the Purchaser with respect to the representations, warranties, and covenants, and any other matters covered by this Agreement; provided, however, that nothing in this Section 14.2 shall prohibit Purchaser from seeking specific performance or injunctive relief against any Seller or the Partnership in respect of a breach by such Seller or the Partnership of any covenant hereunder; and further provided, that nothing in this Section 14.2 shall limit Purchaser's remedies for a breach of covenant occurring prior to the Closing.

      14.3 Indemnification by Purchaser.

            (a) Purchaser shall indemnify and hold harmless each Seller and each of their respective directors, officers, employees, agents, and representatives, and their respective successors and assigns from and against any Loss incurred or suffered by such Person as a result of, arising from or in connection with a breach by Purchaser of any representation, warranty, or covenant made by Purchaser in this Agreement, in each case solely to the extent provided in
Section 14.3(b).

            (b) Purchaser's sole obligation and each Seller's sole remedy for a breach by Purchaser of a representation, warranty, or covenant hereunder shall be for Purchaser to pay such Seller the amount of such Seller's Loss in cash; provided that Purchaser's total obligations under this Section 14.3 shall in no event exceed the aggregate value of the Interests and the General Partner Shares; provided, however, that nothing in this Section 14.3(b) shall prohibit such Seller from seeking specific performance or injunctive relief against Purchaser in respect of a breach by Purchaser of any covenant hereunder; and further provided, that nothing in this Section 14.3(b) shall limit such Seller's remedies for a breach of covenant occurring prior to the Closing.

                                   ARTICLE 15
                                  Miscellaneous

      15.1 Limited Partners. The Parties acknowledge and agree that the LP Sellers are acting in all matters with respect to the Partnership hereunder as limited partners.

      15.2 Expenses. Except as set forth in Section 15.3, each Party shall pay all costs and expenses incurred by such Party in respect of the transactions contemplated hereby, including fees of brokers, finders, advisers, attorneys, and accountants; provided that Purchaser shall pay the fees of U.S., Cayman Islands and Marshall Islands counsel to OCM Ajax Investments, Inc.

      15.3 HSR Expenses. The Partnerships shall bear all expenses pro rata relating to filings in compliance with the HSR Act to be made in respect of the transactions contemplated hereunder; provided that Purchaser shall bear all such expenses if Purchaser completes the IPO (as defined in the Plan of Recapitalization).

      15.4 Entirety of Agreement. This Agreement (including the Disclosure Schedule and all other Schedules, Annexes and Exhibits hereto), states the entire agreement of the Parties, merges all prior negotiations, agreements and understandings, if any, and states in full all representations, warranties, covenants, and agreements which have induced this Agreement.

      15.5 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the Parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a Party as shall be specified by like notice):

            (a)   If to Purchaser:
                  General Maritime Ship Holdings Ltd.
                  35 West 56th Street
                  New York, NY 10019
                  Attn: Mr. Peter C. Georgiopoulos
                  Telecopy: (212) 763-5602
                  Confirm: (212) 763-5620

                  With a copy to:
                  Kramer Levin Naftalis & Frankel LLP
                  919 Third Avenue
                  New York, NY 10022
                  Attn: Thomas E. Molner, Esq.
                  Telecopy: (212) 715-8000
                  Confirm: (212) 715-9100

            (b) If to an LP Seller, to such LP Seller and its legal representative using the contact information set forth below such LP Seller's signature on the signature pages hereto.

            (c)   If to Georgiopoulos or MGP Stockholder:
                  c/o General Maritime Ship Holdings Ltd.
                  35 West 56th Street
                  New York, NY 10019
                  Attn: Mr. Peter C. Georgiopoulos
                  Telecopy: (212) 763-5602
                  Confirm: (212) 763-5620

      15.6 No Exclusion of Vessels. If this Agreement relates to a Partnership that owns more than one Vessel, Purchaser shall have no right hereunder to close as to one or more such Vessels and exclude one or more other Vessels from the Partnership in connection with the transactions contemplated hereunder without amendment to the Agreement pursuant to Section 15.7. In addition, this Agreement may not be terminated except in accordance with Section 13.1.

      15.7 Amendment. This Agreement may be modified or amended only by an instrument in writing, duly executed by Purchaser, the Partnership, a Majority in Interest, and Georgiopoulos.

      15.8 Waiver. No waiver by any Party of any term, provision, condition, covenant, agreement, representation, or warranty contained in this Agreement (or any breach thereof) shall be effective unless it is in writing executed by the Party against which such waiver is to be enforced. No waiver shall be deemed or construed as a further or continuing waiver of any such term, provision, condition, covenant, agreement, representation or warranty (or breach) on any other occasion or as a waiver of any other term, provision, condition, covenant, agreement, representation or warranty (or of the breach of any other term, provision, condition, covenant, agreement, representation or warranty) contained in this Agreement on the same or any other occasion.

      15.9 Assignment; Binding Nature; No Beneficiaries. This Agreement may not be assigned by any Party without the prior written consent of Purchaser, a Majority in Interest, and Georgiopoulos; provided, however, that Purchaser may assign its rights hereunder to any direct or indirect wholly-owned subsidiary of Purchaser which assumes the obligations of Purchaser hereunder, but no such assignment shall relieve Purchaser of any such obligations, and further provided, that consideration provided for by Article 2 shall in any event be issued in shares of the original Purchaser hereunder which shall be the entity that sells shares to the underwriters pursuant to the Underwriting Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, personal representatives, legatees, successors and permitted assigns. This Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective heirs, personal representatives, legatees, successors and permitted assigns.

      15.10 Severability. If any provision of this Agreement is found unenforceable by a court of competent jurisdiction, such unenforceable provision shall not affect the other provisions but shall be deemed modified to the extent necessary to render it enforceable, preserving to the fullest extent permissible the intent of the Parties.

      15.11 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      15.12 Governing Law; Jurisdiction; Service of Process.

            (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, including, without limitation, Sections 5-1401 and 5-1402 of the New York General Obligations Law and New York Civil Practice Laws and Rules 327(b).

            (b) Each Party submits to the non-exclusive jurisdiction of the state and federal courts of the United States located in the City of New York, Borough of Manhattan with respect to any claim or cause of action arising out of this Agreement or the transactions contemplated hereby.

      15.13 Negotiated Agreement. Purchaser and the Sellers acknowledge that they have been advised to seek advice of their own counsel, the language chosen by the Parties hereto expresses their mutual intent, and they accordingly agree that if an ambiguity exists with respect to any provision of this Agreement, such provision shall not be construed against any Party because such Party or its representatives drafted such provision.

      15.14 Remedies Cumulative. The remedies provided for or permitted by this Agreement shall be cumulative and the exercise by any Party of any remedy provided for herein shall not preclude the assertion or exercise by such Party of any other right or remedy provided for herein.

      15.15 WAIVER OF JURY TRIAL. THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

      15.16 Execution and Delivery. This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

      15.17 Consent and Waiver to Certain Assignments of Partnership Interests. If the Partnership is named on Schedule 3, each LP Seller and each General Partner hereby (i) consents to the assignments of partnership interests contemplated by the assignments of partnership interests under any of the agreements listed in Schedule 3 (the "Assignments") and (ii) waives all its rights and interests under Section 9.01 of the limited partnership agreements of the Partnerships with respect to such assignments of partnership interests.

         [The remainder of this page has intentionally been left blank.]

            IN WITNESS WHEREOF, all of the Parties hereto have duly executed and delivered this Agreement as a Deed as of the date first set forth above.

GENERAL MARITIME SHIP HOLDINGS LTD.

By: /s/ Peter C. Georgiopoulos
    --------------------------
Name:   Peter C. Georgiopoulos
Title:  Chairman and Chief Executive Officer


GENERAL MARITIME I, L.P.

By General Maritime I Corporation, its Managing General Partner

By: /s/ Peter C. Georgiopoulos
    --------------------------
Name:   Peter C. Georgiopoulos
Title:


[SIGNATURES OF LIMITED PARTNERS]


/s/ Peter C. Georgiopoulos                /s/ Lambrini Hilias
----------------------------------        -------------------------------
                                          Printed Name:  Lambrini Hilias

GENERAL MARITIME I, L.P.

By: /s/ Peter C. Georgiopoulos
    --------------------------
Name:   Peter C. Georgiopoulos
Title:


GENERAL MARITIME I CORPORATION
in its capacity as Managing General Partner of the Partnership

By: /s/ Peter C. Georgiopoulos
    --------------------------
Name:   Peter C. Georgiopoulos
Title:


GMC ADMINISTRATION LTD.
in its capacity as Administrative General Partner of the Partnership

By: /s/ Peter C. Georgiopoulos
    --------------------------
Name:   Peter C. Georgiopoulos
Title:

                        LIST OF SCHEDULES AND EXHIBITS*

EXHIBITS:
Exhibit A -- Lockup Agreement
Exhibit B -- Registration Rights Agreement
Exhibit C -- Waiver and Contribution Agreement
Exhibit D -- Closing Opinion

DISCLOSURE SCHEDULE:
Schedule 4.3(a) -- Capitalization; Title
Schedule 4.3(b) -- Capitalization; Title (cont'd)
Schedule 4.6(b) -- Financial Statements; Undisclosed Liabilities
Schedule 4.8(a) -- Taxes
Schedule 4.8(b) -- Taxes (cont'd)
Schedule 4.8(c) -- Taxes (cont'd)
Schedule 4.9(b) -- Title to Properties; Absence of Encumbrances
Schedule 4.10 -- Contracts
Schedule 4.12 -- Litigation
Schedule 4.13(a) -- Environmental Matters
Schedule 4.13(b) -- Environmental Matters (cont'd)
Schedule 4.13(c) -- Environmental Matters (cont'd)

SCHEDULES:
Schedule 1 -- SPVs
Schedule 2 -- Vessels
Schedule 3 -- Certain Assignments of Partnership Interests

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*  Omitted Schedules and Exhibits will be furnished supplementally to the
   Commission upon request.